Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-179316 and No. 333-179315) of Post Holdings, Inc. of our report dated January 20, 2014 relating to the financial statements of Agricore United Holdings Inc., which appear in this Form 8-K/A.

/s/ Eide Bailly LLP
Fargo, North Dakota
January 21, 2014